EX-34.13


(logo) CURCIO
WIESELTHIER
+COHEN

CERTIFIED PUBLIC ACCOUNTANTS PC 7 PENN PLAZA, SUITE 1500 NEW YORK NY 10001 TEL:212 557-9800 * FAX: 212 557-9819 * website: www.cwccpafirm.com

Report of Independent Registered Public Accounting Firm

Board of Directors
Park Bridge Lender Services LLC
New York, NY


We have examined management's assertion, included in the accompanying Management's Certification Regarding Compliance with Applicable Servicing Criteria ("Management's Report"), that Park Bridge Lender Services LLC (the "Company") complied with the servicing criteria set forth in Items 1122(d) of the U.S. Securities and Exchange Commission's Regulation AB as of and for the year ended December 31, 2013, excluding those criteria noted as not applicable (N/A) within Exhibit A to Management's Report. The transactions covered by this report are only those transactions processed by the Company in its capacity as trust advisor or operating advisor for the asset backed securities transactions (the "Platform"). Reference Exhibit B to Management's Report for the transactions covered by this examination. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards engagements established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, including examining, on a test basis, evidence about the Company's compliance with the appliacble servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary under the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company's servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria identified in Exhibit A with respect to the transactions identified in Exhibit B to Management's Report as of and for the year ended December 31, 2013, for the Platform, is fairly stated in all material aspects.


/s/ Curcio, Wieselthier & Cohen, C.P.A.'S, P.C.
Curcio, Wieselthier & Cohen, C.P.A.'S, P.C.
New York, NY
February 7, 2014


MEMBER OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTASTS